     As filed with the Securities and Exchange Commission on June 1, 2001
                                                      Registration No. 333-61922

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             --------------------
                                   FORM S-8

                                POST EFFECTIVE
                                AMENDMENT NO. 1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             --------------------

                              THE IT GROUP, INC.
            (Exact Name of Registrant as Specified in Its Charter)


         Delaware             2790 Mosside Boulevard          33-0001212
      (State or Other       Monroeville, PA 15146-2792     (I.R.S. Employer
      Jurisdiction of                                     Identification No.)
     Incorporation or
       Organization)
          (Address of Principal Executive Offices Including Zip Code)

                             --------------------

               THE IT GROUP, INC. EXECUTIVE STOCK LOAN PROGRAMS
                           (Full Title of the Plan)

                             --------------------

           James G. Kirk, Esq.                      Copies to:
           The IT Group, Inc.                Ronald O. Mueller, Esq.
         2790 Mosside Boulevard            Gibson, Dunn & Crutcher LLP
       Monroeville, PA 15146-2792         1050 Connecticut Avenue, N.W.
                                             Washington, D.C. 20036
                                                  (202) 955-8500
                    (Name and Address of Agent For Service)

                             --------------------

                                 (412) 372-7701
         (Telephone Number, Including Area Code, of Agent For Service)

                             --------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------

    Title of Securities           Amount to be          Proposed Maximum         Proposed Maximum            Amount of
     to be registered              Registered            Offering Price              Aggregate            Registration Fee
                                                            Per Share             Offering Price
-----------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value        500,000 shares               N/A                   $3,320,000                  $  830
      $0.01 per share (1)
-----------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value        800,000 shares               N/A                   $5,312,000                  $1,328
      $0.01 per share (2)
-----------------------------------------------------------------------------------------------------------------------------

(1) The registration fee has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933 based on the average of the high and low prices of the common stock of The IT Group, Inc. on the New York Stock Exchange on May 24, 2001, which was $6.64.

(2) Pursuant to Instruction C of Form S-8, this registration statement covers the resale by certain Selling Stockholders named in the prospectus included in and filed with this Form S-8 of shares of common stock of The IT Group, Inc. which have in the past and may in the future be offered and sold to Selling Stockholders pursuant to The IT Group, Inc. Executive Stock Loan Programs. The registration fee has been calculated pursuant to Rule 457(h)(3) and Rule 457(c) of the Securities Act of 1933 based on the average of the high and low prices of the common stock of The IT Group, Inc. on the New York Stock Exchange on May 24, 2001, which was $6.64.

================================================================================

                               Explanatory Note

         This registration statement registers shares of common stock, par value $0.01 per share, of The IT Group, Inc. (the "Company") (i) previously issued under The IT Group, Inc. Executive Stock Loan Programs (the "Plan") and (ii) to be issued under the Plan.

         This registration statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8), which covers reoffers and resales of certain shares of our common stock issued pursuant to the Plan. The second part contains information required in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the plan information specified in Part I of Form S-8 is not being filed with the Securities and Exchange Commission (the "Commission").

         The Company will provide without charge to any person, upon written or oral request, a copy of each document incorporated by reference in Item 3 of
Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), other documents required to be delivered to eligible plan participants pursuant to Rule 428(b) of the Securities Act of 1933, as amended (the "Securities Act") or additional information about the Plan. Requests should be directed to The IT Group, Inc., 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792, attention: Vice President and Assistant Secretary, telephone (412) 372-7701.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants of the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all documents included in that file.

                              THE IT GROUP, INC.

                        800,000 Shares Of Common Stock

                  Acquired by the Selling Stockholders Under

               The IT Group, Inc. Executive Stock Loan Programs

                      ----------------------------------

                              REOFFER PROSPECTUS

                      ----------------------------------

         This prospectus relates to up to 800,000 shares (the "Shares") of common stock, par value $0.01 per share, of The IT Group, Inc. (the "Company"), which may be offered and sold from time to time by certain employees of the Company, all of whom are named in this prospectus (collectively, the "Selling Stockholders"), who have acquired such Shares pursuant to The IT Group, Inc. Executive Stock Loan Programs (the "Plan").

         The Company will not receive any of the proceeds from the sale of the Shares. The Selling Stockholders may offer the Shares through public or private transactions, on or off the New York Stock Exchange or the Pacific Exchange, at prevailing market prices, or at privately negotiated prices. All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company.


         The Company's common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "ITX." On May 24, 2001, the closing sale price of our common stock on the New York Stock Exchange was $6.40 per share.

         Investing in our common stock involves a certain degree of risk. See "Risk Factors" beginning on page 8 of this prospectus for a description of the factors to be considered by investors before purchasing any of the securities being offered by this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is May 30, 2001.

         You should rely only on the information contained in this prospectus or any supplement. No one is authorized to provide you with information different from that which is contained in or incorporated by reference into this prospectus. Shares of common stock are being offered and sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.


                               Table of Contents
Where You Can Find More Information ....................................   5
Incorporation of Certain Documents By Reference ........................   5
Foward-Looking Statements ..............................................   6
The Company ............................................................   7
Risk Factors ...........................................................   8
Use of Proceeds ........................................................  15
Selling Stockholders ...................................................  15
Plan of Distribution ...................................................  15
Experts ................................................................  17

                      Where You Can Find More Information

         This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (the "Commission"). This prospectus does not contain all of the information set forth or incorporated by reference in the registration statement and the exhibits thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

         In addition, we file reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy this information at the following Commission locations:


Public Reference Room          New York Regional Office          Chicago Regional Office
450 Fifth Street, N.W.           7 World Trade Center                Citicorp Center
    Room 1024                         Suite 1300                 500 West Madison Street
Washington, D.C. 20549         New York, New York 10048       Chicago,Illinois 60661-2551

         You may also obtain copies of this information by mail from the Commission's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at rates determined by the Commission. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC's web site at http://www.sec.gov.

                Incorporation Of Certain Documents By Reference

         The Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission and that is incorporated by reference in this prospectus will automatically update and supercede information contained in this prospectus.

         The following documents previously filed with the Commission are hereby incorporated by reference into this prospectus:

         1. The Company's Annual Report on Form 10-K for its fiscal year ended December 29, 2000, filed on March 20, 2001.

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 2001, filed on May 11, 2001.

         3. The description of the Company's common stock set forth in the Company's Registration Statement on Form 8-A (File No. 000-09037) filed with the Commission on September 1, 1992, together with any amendment or report filed with the Commission for the purpose of updating such description.

         We also incorporate by reference additional documents that we may file with the SEC after the date of this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

         Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at The IT Group, Inc., 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792, attention: Vice President and Assistant Secretary, telephone (412) 372-7701.

                          Forward-Looking Statements

         This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. Statements of our intentions, beliefs, expectations or predictions for the future, denoted by the words "anticipate," "believe," "estimate," "expect," "project," "imply," "intend," "foresee," and similar expressions are forward-looking statements that reflect our current views about future events and are subject to risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include the following:

     . changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures,

     .        bidding opportunities and success,

     . project results, including success in pursuing claims and change orders,

     . management of our cash resources, costs and margins, particularly in light of our substantial and variable leverage,

     . the constraints placed on our operations, acquisitions and working capital by the terms of our debt agreements,

     .        our ability to achieve stated debt reduction goals,

     .        our ability to attract and retain qualified personnel,

     .        funding of backlog,

     . matters affecting contracting and engineering businesses generally, such as the seasonality of work and the impact of weather and clients' timing of projects,

     . our ability to generate a sufficient level of future earnings to utilize our deferred tax assets,

     . the ultimate closure costs and post-closure costs of our discontinued operations,

           . our ability to close real estate restoration transactions, including transactions involving our excess Northern California land,

           . the success of our acquisition strategy, including our ability to integrate our recent acquisitions and the achievement of expected cost savings and other synergies therefrom, and

           . industry-wide market factors and other general economic and business conditions.

         Our actual results could differ materially from those projected in these forward-looking statements as a result of these factors, many of which are beyond our control.

                                  The Company

         We are a leading provider of diversified, value-added services in the areas of consulting, engineering and construction, remediation, and facilities management. Through our diverse group of highly specialized companies, with over 7,500 employees in over 80 domestic offices and over 10 international offices, clients can take advantage of a single, fully integrated delivery system and our extensive expertise to meet their global environmental needs. Our broad range of services includes the identification of contaminants in soil, air and water and the subsequent design and execution of remedial solutions. We also provide project and facilities management capabilities and other related services to non-environmental civil construction, watershed restoration and the outsourcing privatization markets. We have, and plan to continue to, diversify by pursuing infrastructure and other non-environmental services industries complementary to our core business and client base. We do not own active hazardous waste disposal facilities.

         We provide services through seven principal business lines: Government Services, Commercial Engineering and Construction, Solid Waste, Transportation and Telecommunication, Real Estate Restoration, Consulting and Technology, and International. These business lines comprise four reportable segments for financial reporting: Government Services, Commercial Engineering & Construction (Commercial E&C), Consulting & Technology, and International.

     Government Services Segment

         Our Government Services business line provides engineering and construction services for U. S. government agencies such as the Department of Defense (DOD), Department of Energy (DOE), Environmental Protection Agency
(EPA), and National Aeronautics and Space Administration (NASA). Services are provided in three market areas: (1) Hazardous, Toxic, and Radiological Waste
(HTRW), (2) Outsourced Services, and (3) Civil Works. HTRW focuses on the cleanup of our nation's legacy sites, deploying the latest environmental cleanup technologies to restore them to productive use. Outsourced Services manages large, mission-essential military and aerospace facilities, such as the Kennedy Space Center and offers design, build and renovation services for military housing and other infrastructure. Our subsidiary BENECO specializes in refurbishing, expanding, upgrading and managing facilities through design/build contracting, operations and construction management. Our Civil Works business executes major infrastructure projects focused largely on the restoration of our nation's watersheds, such as the Florida Everglades.

     Commercial E&C Segment

         Commercial Engineering and Construction: Our Commercial Engineering and
         ---------------------------------------
Construction business line provides turnkey engineering and construction services to private-sector clients, and state and local government agencies. Using a vertically integrated service approach, we perform site assessments, remedial designs, construction remediation, operation and maintenance and site closures. We also provide services to the non-environmental civil works market, particularly in the areas of ports, airports, fiber optic cable system construction and watershed restoration, with a specific focus on the Florida Everglades and California Bay Delta restoration programs.

         Solid Waste: Our Solid Waste business line provides turnkey services
         -----------
including engineering, permitting, design/build construction, equipment fabrication, landfill products, sampling, monitoring, and facility and system operation and maintenance. We offer complete life cycle management of solid waste, employing capabilities that range from site investigation through landfill design and construction to post-closure operations and maintenance or redevelopment.

         Transportation and Telecommunication: Our W&H Pacific subsidiary is a
         ------------------------------------
leading consulting engineering and design firm serving the infrastructure development needs of the transportation, land development, energy and telecommunications industries, primarily in the northwestern U.S. We provide services in land-use planning, permitting, design, architecture, landscape architecture, and the use of the state-of-the-art airborne Global Positioning System, as well as traditional survey capabilities and structural, civil, environmental and electrical engineering.

         Real Estate Restoration: Our Real Estate Restoration business line
         -----------------------
provides integrated solutions for environmentally impaired property assets using our real estate, environmental, legal, financial and insurance expertise. We acquire and redevelop environmentally impaired properties to achieve their highest values, while mitigating risks through innovative risk management programs. By balancing all interests in real estate transactions, we produce solutions and create value for sellers, investors, developers and end users. We also develop, own and operate wetland mitigation banks, providing our clients with off-site mitigation for their development and infrastructure projects.

     Consulting and Technology Segment

         Our Consulting and Technology business line provides specialized consulting services in environmental health and safety (EH&S) compliance, risk and cost allocation determination, chemical management planning, product registration, due diligence support and strategic environmental planning. We develop strategies to evaluate and manage risks associated with EH&S issues and prepare cost-effective, science-based solutions. Using our comprehensive regulatory expertise, we develop long-term compliance strategies to meet regulatory requirements or assist in the implementation of proactive programs such as ISO 14001. Our sophisticated information and web-based technologies integrate the latest EH&S information management tools to increase or enhance operational efficiencies.

     International Segment

         Our International business line provides comprehensive environmental and infrastructure services to multinational and foreign-based clients. Through this breadth of capabilities we bring together development, engineering-procurement-construction and operation capabilities, and arrange financing to develop infrastructure projects in industrialized and developing countries. We provide our services through offices in Australia, Canada, Italy, Russia, and the United Kingdom, as well as through project offices in other countries as business opportunities develop. We have an extensive network of local partners and affiliates, which allows us to effectively serve our clients in regions where we do not have a local presence.

         Our principal executive offices are located at 2790 Mosside Boulevard, Monroeville, Pennsylvania 15146-2792, and our telephone number is (412) 372-7701.

                                 Risk Factors

         The following provides a summary of some of the significant risk factors which may affect our business and our results of operations, liquidity and financial condition.

     Substantial Leverage

         We have a significant amount of indebtedness. During 1999, we issued $225 million of ten year, 11.25% senior subordinated notes. In March 2000, we obtained from our lenders under our credit facilities an additional $100 million, seven year term loan. Our average debt outstanding during 2000 was approximately $700 million. The following chart shows certain important credit statistics as of December 29, 2000:

                                                       At December 29, 2000
                                                       --------------------

          Total indebtedness (in thousands)                  $  659,223
          Stockholders' equity (in thousands)                $  261,925
          Debt to equity ratio                                   2.52:1

   Our substantial indebtedness could have important consequences. For example, it could:

      .   increase our vulnerability to general adverse economic conditions;

      . limit our flexibility in planning for, or reacting to, changes in our business and the environmental services industry;

      .   place us at a competitive disadvantage; and

      . limit, along with the financial and other restrictive covenants in our credit agreements, our ability to borrow additional funds. Further, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

  Ability to Service Debt

   Our indebtedness will require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes. Our success in generating cash is dependent upon our results of operations, which are heavily dependent on various factors, including managing utilization of our professional staff, properly executing projects and successfully bidding new contracts at adequate margin levels. This, to a certain extent, is also subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing or sell assets.

   Based on our current level of operations, we believe our cash flow, available cash and available borrowings under our credit facilities will be adequate to meet our cash requirements, excluding acquisitions, for the next twelve months.

   We can make no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

  Competition

   We believe that the principal competitive factors in our business are:

      .   technical proficiency,

      .   operational experience,

      .   price,

      .   breadth of services offered, and

      .   local presence.

   We compete with a diverse array of small and large organizations including the following:

      .   national or regional environmental management firms;

      . national, regional and local architectural, engineering and construction firms;

               . environmental management divisions or subsidiaries of international engineering, construction and systems companies;and

               .   waste generators that have developed in-house capabilities.

         Increased competition, combined with changes in client procurement procedures, has resulted in, among other things:

               .   lower contract margins,

               .   more fixed-price or unit-price contracts, and

               . contract terms that increasingly require us to indemnify our clients against damages or injuries to third parties and property and environmental fines and penalties.

         The entry of large systems contractors and international engineering and construction firms into the environmental services industry has increased competition for major federal government contracts and programs, which have been our primary source of revenue in recent years. We cannot assure that we will be able to compete successfully given the intense competition and trends in our industry.

     Contract Risk

       Fixed-Price Contract Risk

         The percentage of our revenues which come from fixed-price contracts has increased. For the twelve months ended December 29, 2000, approximately 35% of our revenues were from fixed-price type contracts, up from approximately 30% in the twelve months ended December 31, 1999. A greater portion of our backlog is also now comprised of fixed-price contracts due to the increasing use of fixed-price contracts in the markets that we serve, and our pursuit of opportunities which predominantly use this type of contract. Fixed-price contracts have inherent risks. Our ability to perform profitably under fixed-price contracts often depends, in part, on our ability to avoid, and once encountered, to identify, manage and recover on claims for, differing and unanticipated conditions and other changes. The risks we face under fixed-price contracts could have a material adverse effect on our business.

       Bonding Risk

         Generally, our contracts do not require that we provide performance bonds. A performance bond, issued by a surety company, guarantees the contractor's performance under the contract. If the contractor defaults under the contract, the surety will, in its discretion, step in to finish the job or pay the client the amount of the bond. We have signed indemnity agreements with our sureties to indemnify them from obligations under bonds that arise from our failure to perform under contracts for which bonds are issued. If, however, the contractor does not have a performance bond and defaults in the performance of a contract, the contractor is responsible for all damages resulting from the breach of contract. These damages include the cost of completion, together with possible consequential damages. To date, we have not incurred material damages beyond the coverage of any performance bond, and we have never had a bond called where the surety has been required to take over a project or pay damages.

         We also may be required to purchase financial guarantee bonds for some of our financial commitments. We believe our bonding capacity is adequate for our current operating needs. However, due to our substantial leverage, if we were to encounter financial difficulty, we may be unable to secure adequate sources of performance bonds or financial guarantee bonds to bid new contracts.

       Subcontractor Risk

         We are dependent on subcontractors to perform many aspects of our contracts. Subcontractor costs represented approximately 35% of our revenues for the twelve months ended December 29, 2000, up from 25% in the prior fiscal year. We subcontract as needed, including when we do not have appropriate or adequate internal resources. Margins on subcontracts are typically less than our margins on self-performed work. The absence of qualified subcontractors with whom we have a satisfactory relationship could adversely affect the quality of our services and our ability to perform under some of our contracts. Our ability to negotiate satisfactory payment terms with subcontractors may also affect our ability to effectively execute projects and manage our working capital requirements and, simultaneously, our requirements under our credit agreements, due to our substantial leverage.

     Significant Acquisitions and Management of Growth

         We have actively participated in the consolidation of our industry. Since March 1997, we have acquired ten firms representing aggregate revenues of approximately $1 billion at the time of acquisition.

         Our previous acquisition strategy presents a number of risks. For example:

               . We may fail to successfully integrate or manage acquired companies due to differences in business backgrounds or corporate cultures or inadequate internal systems or controls;

               .    Acquired companies may not perform as we expect; and

               .    We may experience high turnover among acquired employees.

         We have recorded a significant amount of goodwill related to our previous acquisitions. At December 29, 2000, "cost in excess of net assets of acquired businesses", or goodwill, represents 41% of our total assets and 206% of our stockholders' equity. Amortization of goodwill was $20 million for the twelve months ended December 29, 2000. Goodwill is recorded when we pay more for a business that the fair value of the tangible and separately measurable intangible net assets. Accounting principles generally accepted in the United States require us to amortize this and all other intangible assets over the periods benefited. We have determined these periods for some of our acquisitions to be in excess of 20 years, and in one acquisition to be not less than 40 years.

         The Financial Accounting Standards Board (FASB) is currently revising the accounting rules for business combinations, including the accounting treatment of goodwill. Disclosures by the FASB of the tentative changes to accounting for business combinations and goodwill have indicated that it plans to eliminate the amortization of goodwill, replacing periodic amortization with an initial benchmark assessment based on a yet-to-be-finalized methodology of fair valuing the net tangible assets and the related net worth of each discernible reporting unit of a company to which goodwill has been allocated, and determining whether the recorded goodwill balance is recoverable. This same assessment would then be required in subsequent periods if a new, material business combination which results in additional goodwill is recorded. Under the proposed accounting rules, no periodic goodwill amortization would be required, however, if the goodwill asset is determined to be impaired through either the benchmark assessment or an ongoing remeasurement, an immediate charge to earnings would be recorded for the amount of goodwill determined to be impaired.

     Environmental Contractor Risks

         Although we believe that we generally benefit from increased environmental regulation, and from enforcement of those regulations, increased regulation, enforcement and private litigation also create significant risks for us. These risks include potentially large civil and criminal liabilities from violations of environmental laws and regulations and liabilities to clients and to third parties for damages arising from performing services for clients. Our failure to observe the laws or the terms and conditions of licenses and permits we hold could adversely impact our ability to carry on our business as presently conducted.

       Liabilities Arising out of Environmental Laws and Regulations

         Some of our operations are subject to regulation by a number of federal and other laws and agencies. As such, we may be held directly liable for failure to abide by these laws. Any such failure could lead to our debarment or suspension as a government contractor. Companies that are subject to environmental liabilities have also sought to expand the reach of CERCLA, RCRA and similar state statutes to make contractor firms responsible for cleanup costs. These companies claim that environmental contractors are owners or operators of hazardous waste facilities or that they arranged for treatment, transportation or disposal of hazardous substances. If we are held responsible under CERCLA or RCRA for damages caused while performing services or otherwise, we may be forced to bear this liability by ourselves, notwithstanding the potential availability of contribution or indemnification from other parties. Further, some of our businesses involves the operation and/or purchase and redevelopment of environmentally impaired property. As the owner or operator of such properties, we may be required to clean up all contamination at these sites, even if we did not place it there. We use insurance and other risk mitigation techniques to manage these risks but we cannot guarantee the adequacy of those measures.

       Potential Liabilities to Clients and Third Parties

         In performing services for our clients, we could become liable for breach of contract, personal injury, property damage, negligence and other causes of action. The damages available to a client are potentially large and could include consequential damages.

         Many potential clients, particularly in connection with projects involving large scale cleanups, try to shift to contractors the risk of completing the project, if the contamination is either more extensive or difficult to resolve than they anticipated. In this competitive market, clients increasingly try to pressure contractors to accept greater risks of performance, liability for damage or injury to third parties or property and liability for fines and penalties. We have from time to time been involved in claims and litigation involving disputes over such issues.

         Environmental management contractors also potentially face liabilities to third parties for property damage or personal injury stemming from a release of toxic substances resulting from a project performed for clients. These liabilities could arise long after completion of a project.

         Over the past several years, the EPA and other federal agencies have constricted significantly the circumstances under which they will indemnify their contractors against liabilities incurred in connection with CERCLA projects.

       Liability Transfer Business

         Additionally, in response to marketplace demands, we are pursuing an innovative liability transfer business, which we believe will represent an increasing share of our revenues. As in the Iron Mountain Mines project, in this business we assume a client's or PRP's environmental remediation obligations and potential claim obligations, and mitigate these risks through environmental due diligence, and the purchase of environmental and cost cap insurance coverage or other risk management products. We also may be required to guarantee completion of obligations in excess of those not covered by insurance. In addition to Environmental Contractor Risks, in this business we face many of the same risks as both our continuing and discontinued operations. Although we believe that the insurance or financial products purchased as part of these transactions adequately protect against these obligations, we cannot guarantee that they will do so in all circumstances.

     Government Contractor Risks

         As a major provider of services to governmental agencies, we face the risks associated with government contracting. For example, a reduction in spending by federal government agencies could limit the continued funding of our existing contracts with these agencies and could limit our ability to obtain additional contracts, which could have a material adverse effect on our business. The risks of government contracting also include the risk of civil and criminal fines and penalties for violations of applicable regulations and the risk of public scrutiny of our performance at high profile sites.

         As a result of our government contracting business, we have been, are and will be in the future, the subject of audits by the Defense Contract Audit Agency (the DCAA). Additionally, we have been, and may in the future be, the subject of investigations by governmental agencies such as the EPA's Office of Inspector General (EPAOIG). During the course of an audit, the DCAA may disallow costs if it determines that we improperly accounted for such costs in a manner inconsistent with Cost Accounting Standards. Under the type of "cost reimbursable" government contracts that we typically perform, only those costs that are reasonable, allocable and allowable are recoverable under the Federal Acquisition Regulations and Cost Accounting Standards. At present, all incurred cost rate submissions have been audited through the fourteen month period ending May 31, 1998. With regard to OHM Corporation, final negotiated rates have been agreed to through calendar year 1998. We expect to complete rate negotiations for all reporting periods up to and through December 31, 1999 for the Company during 2001.

         In addition, the failure to comply with the terms of one or more of our government contracts could result in our suspension or debarment from future government contract projects for a significant period of time. This could result in a material adverse effect on our business. On or about September 2, 1998, OHM Corporation and the Company entered into a five year Compliance Agreement with the EPA to address alleged past practices by OHM that, according to the EPA, may constitute a basis for suspension and/or debarment. A breach of the Compliance Agreement by us or any of our subsidiaries is potentially cause for immediate suspension from work and/or debarment. We have not received any notice of noncompliance regarding the September 2, 1998 Compliance Agreement and believe OHM and The IT Group have been compliant.

     International Operations

         For the twelve months ended December 29, 2000, approximately 7% of our revenues came from international operations. Our international operations in general are subject to a number of risks including:

               .  foreign currency risks,

               .  work stoppages,

               .  transportation delays and interruptions,

               .  political instability,

               .  expropriation and nationalization,

               .  tariffs and import and export controls,

               .  differing licensing and permit requirements, and

               .  compliance with applicable laws.

         We cannot predict what effect, if any, these risks would have on our business.

     Fluctuations in our Quarterly Operating Results

         Our quarterly revenues, expenses and operating results and working capital requirements may fluctuate significantly due to a number of factors, including:

               . the seasonality of the spending cycle of our public sector clients, notably the federal government;

               .  employee utilization and hiring rates;

               . the number and significance of client projects commenced and completed during a quarter;

               .  delays incurred in connection with projects;

               . the ability of our clients to terminate projects without penalties; and

               .  weather conditions.

         Variations in any of these factors could cause significant fluctuations in our operating results from quarter to quarter and could result in net losses.

     Control of Board of Directors

         In November 1996, The Carlyle Group (Carlyle) and some of its affiliates acquired 45,000 shares of our 6% cumulative convertible participating preferred stock (convertible preferred stock) and warrants to purchase 1,250,000 shares of our common stock. Additionally, in 2000 Carlyle purchased 1,237,367 common shares on the open market as part of the Company's stock repurchase program. As a result, including paid-in-kind dividends paid through December 25, 1998 on the convertible preferred stock, Carlyle now holds 46,095 shares of convertible preferred stock and 1,237,367 shares of common stock, which totals approximately 25%, or approximately 28% assuming the warrants are exercised, of the voting power of the Company. The terms of our convertible preferred stock provide that until November 20, 2001, Carlyle has the right to elect a majority of the Board of Directors, as long as they continue to hold at least 20% of the voting power of the Company. The convertible preferred stock and warrants may at any time, at the option of Carlyle, be converted into shares of our common stock. The conversion price of the convertible preferred stock is $7.59 per share, and the exercise price of the warrants is $11.39 per share. The warrants expire on November 20, 2001. Beginning on November 21, 2003, we will be entitled at our option to redeem all of the convertible preferred stock at its aggregate liquidation preference of approximately $46 million, plus accumulated and unpaid dividends. Additionally, beginning on November 21, 2004, the conversion price of the convertible preferred stock decreases to one half of the conversion price, as adjusted, or $3.795 per common share.

         The Carlyle investment agreements should allow, however, for the substantial continuation of the current Board of Directors. After November 20, 2001, provided that Carlyle continues to own at least 20% of the voting power of the Company, the Carlyle holders of our convertible preferred stock will be entitled to elect the largest number of directors which is a minority of directors, and to vote with the common shareholders (as a single class) on the election of our remaining directors. The sale by Carlyle of its interests under specific conditions constitute events of default under our credit facilities. For example, a sale by Carlyle when the ratio of senior leverage to EBITDA (as defined) is above 2.75:1 for any of the four consecutive prior fiscal quarters would constitute an event of default. Changes of control include changes in our Board of Directors that result in the current directors and their nominees no longer constituting a majority of the Board.

     History of Losses

         Including our results for the twelve months ended December 29, 2000, we have recognized recurring losses to our common stockholders. The following table shows the losses we have incurred over our last five fiscal years. We cannot assure you that we will not incur losses in the future.

                                                     Twelve Months Ended         Nine Months      Twelve Months Ended
                                                  --------------------------       Ended         ----------------------
                                                  December 29   December 31,     December 25     March 27,    March 28,
                                                     2000           1999            1998,          1998         1997
                                                  -----------   ------------     -----------     ---------    ---------
                                                                              (In thousands)
Net income (loss) applicable to common stock         $(4,344)        $32,318     $(12,091)     $(23,193)    $(13,693)

Net income (loss) applicable to common stock,
   excluding special charges                         $20,701         $32,318     $ 11,200      $  2,800     $ (5,300)

     Ability to Utilize Net Deferred Tax Assets

         At December 29, 2000, we had gross deferred tax assets of $247 million and gross deferred tax liabilities of $57 million. Our ability to utilize our net deferred tax asset is dependent upon sufficient taxable income of applicable character within the various federal and state carryforward periods. We believe our total net deferred tax asset of $139 million, net of a $51 million valuation allowance, will be fully utilized at this time, however, to the extent our earnings are adversely impacted by the various risk factors noted herein, our ability to fully utilize our net deferred tax asset may be jeopardized.

                                 Use Of Proceeds

         The Selling Stockholders are offering the share of common stock covered by this prospectus. We will not receive any proceeds from the sale of the Shares.

                              Selling Stockholders

         The following table sets forth:

               . the name and principal position or positions over the past three years with the Company of each Selling Stockholder;

               . the number of shares of our common stock beneficially owned by each Selling Stockholder as of April 3, 2001;

               . the number of shares of our common stock acquired by each Selling Stockholder pursuant to the Plan and being registered under this registration statement, some or all of which shares may be sold from time to time pursuant to this prospectus; and

               . the number of shares of our common stock and the percentage of the total class of common stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such Selling Stockholder pursuant to the Plan and registered under this registration statement.

         There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them under this registration statement.

         The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of the Company.

                                         Number of Shares                                           Shares Beneficially Owned if
Name of Selling Stockholder and         Beneficially Owned          Number of Shares               All Shares Registered Are Sold
                                                                                                ------------------------------------
Principal Positions with the Company   Prior to Offering (1)           Registered                   Number               Percent
------------------------------------   ---------------------        ----------------            --------------      ----------------
Anthony J. DeLuca(2)                          456,628                 215,642(est)               240,986(est)              1.09
  Chief Executive Officer and
  President

David L. Backus(3)                             69,237                  42,233                     27,004                     *
  Senior Vice President

M. Scott Bonta(4)                              74,313                  36,873                     37,440                     *
  Senior Vice President and
  Chief Information Officer

Gary L. Gardner(5)                             86,882                  41,594                     45,288                     *
  Senior Vice President

Enzo M. Zoratto(6)                             94,899                  40,864                     54,035                     *
  Senior Vice President

*   Indicates ownership of less than 1%.

(1) The number of shares of common stock beneficially owned includes shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 3, 2001.
(2) Mr. DeLuca was named our Chief Executive Officer and President in July 1997.
(3) Mr. Backus joined the Company as our Senior Vice President, Transportation and Telecommunications, and International, in December 1998.
(4) Mr. Bonta has been our Chief Information Officer since 1995, and was named Senior Vice President, Consulting and Technology, in March 2000.
(5) Mr. Gardner joined the Company as a Vice President in 1998, and was named Senior Vice President, Commercial Engineering and Construction, in March 2000.
(6) Mr. Zoratto was named Vice President in 1995 and Senior Vice President of the Company in March 2000.

                              Plan Of Distribution

         We are registering the Shares on behalf of the Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of this offering.

         The Selling Stockholders may from time to time determine to offer for sale shares of our common stock that they received under the Plan. This prospectus covers their resale of up to 800,000 shares of our common stock.

         The Selling Stockholders may sell the Shares stock directly to purchasers from time to time. Alternatively, they may from time to time offer the Shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of such securities for whom they may act as agents. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Shares may be effected by means of one or more of the following transactions (which may involve crosses or block transactions):

               . on any national securities exchange, such as the New York Stock Exchange or the Pacific Stock Exchange, or quotation service on which the Shares may be listed or quoted at the time of sale,

               .  in the over-the-counter market,

               . in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

               .  through the purchase and sale of over-the-counter options.

         In connection with sales of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker/dealers, which may in turn engage in short sales in the course of hedging the positions they assume. The Selling Stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers that in turn may sell such securities.

         To our knowledge, the Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any Selling Stockholder.

                                    Experts

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 29, 2000, as set forth in their report dated February 14, 2001, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

          The following documents previously filed with the Commission are hereby incorporated by reference into this registration statement:

          1. The Company's Annual Report on Form 10-K for its fiscal year ended December 29, 2000, filed on March 20, 2001.

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 2001, filed on May 11, 2001.

          3. The description of the Company's common stock set forth in the Company's Registration Statement on Form 8-A (File No. 000-09037) filed with the Commission on September 1, 1992, together with any amendment or report filed with the Commission for the purpose of updating such description.

          All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered under this registration statement have been sold or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement from the date of filing of such report or document. Any statement contained in this registration statement or any report or document incorporated into this registration statement by reference, however, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this registration statement, or in any amendment to this registration statement, is inconsistent with such prior statement. The Company's file number with the Commission is 000-09037.

Item 4.   Description of Securities.

         Inapplicable.

Item 5.   Interests of Named Experts and Counsel.

         Inapplicable.

Item 6.   Indemnification of Directors and Officers.

         The General Corporation Law of the State of Delaware, the state of our incorporation, and our Bylaws provide for indemnification of directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if, in cases other than actions brought by or in the right of the corporation, he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 provides that no indemnification for any claim or matter may be made, in the case of an action brought by or in the right of the corporation, if the person has been adjudged to be liable, unless the Court of Chancery or other court determines that indemnity is fair and reasonable despite the adjudication of liability. Indemnification is mandatory in the case of a director, officer, employee or agent who has been successful on the merits, or otherwise, in defense of a suit against him or her. The determination of whether a director, officer, employee or agent should be indemnified must be made by a majority of disinterested directors, independent legal counsel or the stockholders.

         Our directors and officers are covered under policies of directors' and officers' liability insurance. All directors, officers serving as Senior Vice President or in a higher position and specified other officers are parties to indemnity agreements. These indemnity agreements provide indemnification for the directors and covered officers in the event the directors' and officers' liability insurance does not cover a particular claim for indemnification or if such a claim or claims exceed the limits of such coverage. The indemnity agreements generally are intended to provide indemnification for any amounts a director or covered officer is legally obligated to pay because of claims arising out of the director's or officer's service to us.

         Additionally, our Certificate of Incorporation provides that our directors are not to be liable to us or our stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by law. This provision is intended to allow our directors the benefit of the Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duty of care, except under certain circumstances, including breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit.

Item 7.   Exemption from Registration Claimed.

         The shares which may be sold pursuant to the prospectus for the respective accounts of the Selling Stockholders were issued to the Selling Stockholders by the Company in reliance upon the exemption provided by Section 4(2) of the Securities Act. Such shares were issued to the Selling Stockholders under the Plan.

Item 8.   Exhibits.

     Exhibit No.          Description
     -----------          ------------------------------------------------------
     4.1                  Certificate of Incorporation of the Company as amended
                          by the Amendment to Certificate of Incorporation filed
                          September 17, 1987, with the Delaware Secretary of
                          State (incorporated by reference to the Company's
                          Annual Report on Form 10-K for the year ended March
                          31, 1988), and by the Certificate of Amendment to Certificate of Incorporation filed June 19, 1998 with the Delaware Secretary of State (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended March 27, 1998), and by the Certificate of Amendment of Certification of Incorporation of International Technology Corporation, dated as of December 21, 1998, as filed with the Delaware Secretary of State on December 23, 1998.
                          (incorporated by reference to the Company's Current
                          Report on Form 8-K dated December 23, 1998)

     4.2 Amended and Restated Bylaws of the Company as amended through May 14, 1999 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended March 27, 1998 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 30,
                          2001)

     10.iii.1 Executive Stock Ownership Program by and between the Company and certain executive officers of the Company (incorporated by reference to the Company's Annual Report on Form 10-K for the transition period ended December 25, 1998)

     10.iii.2 The IT Group, Inc. Executive Bonus Plan effective November 17, 1998 (incorporated by reference to the Company's Annual Report on Form 10-K for the transition period ended December 25, 1998)

     10.iii.3             Form of Bonus Agreement pursuant to The IT Group, Inc.
                          Executive Bonus Plan (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999)

     10.iii.4             Form of Loan Agreement pursuant to The IT Group, Inc.
                          Executive Stock Ownership Program (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999)

     10.iii.5             Form of Promissory Note pursuant to The IT Group, Inc.
                          Executive Stock Ownership Program (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999)

     10.iii.6 Form of Loan Agreement pursuant to The IT Group, Inc. Executive Stock Ownership Program (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 29, 2000)

     10.iii.7 Form of Promissory Note pursuant to The IT Group, Inc. Executive Stock Ownership Program (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 29, 2000)

     23.2                 Consent of Ernst & Young LLP, independent auditors

     24.1 Power of Attorney (included on the signature page of this registration statement)

         An opinion of counsel (Exhibit 5) is not being filed since the securities being registered are not original issuance securities.

Item 9.   Undertakings.

(1)      The undersigned hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroeville, State of Pennsylvania, on this 1st day of June, 2001.

                                         THE IT GROUP, INC.

                                         By:   ANTHONY J. DELUCA
                                               -----------------
                                               Name:  Anthony J. DeLuca
                                               Title: Chief Executive Officer


                               POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Company whose signature appears below hereby appoints Anthony J. DeLuca, James G. Kirk and James M. Redwine and each of them severally as his attorney-in-fact to sign his name and on his behalf, in any and all capacities stated below, and to file with the Commission any and all amendments, including post-effective amendments to this registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable the Company to comply with the provisions of the Securities Act, and all requirements of the Commission.


Name and Signature                                 Title                                        Date
----------------------------------------------     --------------------------------------       -------------------------

HARRY J. SOOSE, JR.                                Senior Vice President,                           June 1, 2001
------------------------------------------         Chief Financial Officer and
Harry J. Soose, Jr.                                Principal Financial Officer


JAMES J. PIERSON                                   Vice President, Finance and                      June 1, 2001
------------------------------------------         Principal Accounting Officer
James J. Pierson

                                                   Chairman of the Board of Directors
------------------------------------------
Daniel A. D'Aniello

                 *
------------------------------------------         Director, Chief Executive Officer and            June 1, 2001
Anthony J. DeLuca                                  President

                 *
------------------------------------------         Director                                         June 1, 2001
Philip B. Dolan

                 *
------------------------------------------         Director                                         June 1, 2001
E. Martin Gibson

                 *
------------------------------------------
Francis J. Harvey, Ph.D.                           Director                                         June 1, 2001


                   *
------------------------------------------         Director                                         June 1, 2001
James C. McGill


------------------------------------------         Director
Richard W. Pogue

                   *
-------------------------------------------        Director                                         June 1, 2001
Robert F. Pugliese


-------------------------------------------        Director
Charles W. Schmidt

                   *
-------------------------------------------        Director                                         June 1, 2001
James David Watkins



*By: JAMES M. REDWINE
     ----------------------------
     James M. Redwine
     Attorney-in-Fact

                                  EXHIBIT INDEX

                                                                                                          Sequentially
                                                                                                            Numbered
   Exhibit No.                                        Description                                             Page
-----------------     -------------------------------------------------------------------------------   -----------------
4.1                   Certificate of Incorporation of the Company as amended by the Amendment to
                      Certificate of Incorporation filed September 17, 1987, with the Delaware
                      Secretary of State (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended March 31, 1988), and by the Certificate of
                      Amendment to Certificate of Incorporation filed June 19, 1998 with the
                      Delaware Secretary of State (incorporated by reference to the Company's
                      Annual Report on Form 10-K for the year ended March 27, 1998), and by the
                      Certificate of Amendment of Certification of Incorporation of International
                      Technology Corporation, dated as of December 21, 1998, as filed with the
                      Delaware Secretary of State on December 23, 1998. (incorporated by reference
                      to the Company's Current Report on Form 8-K dated December 23, 1998)                     N/A

4.2                   Amended and Restated Bylaws of the Company as amended through May 14, 1999
                      (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended March 27, 1998 and the Company's Quarterly Report on Form 10-Q
                      for the quarter ended March 30, 2001)                                                    N/A

10.iii.1              Executive Stock Ownership Program by and between the Company and certain executive officers of the Company (incorporated by reference to the Company's
                      Annual Report on Form 10-K for the transition period ended December 25, 1998)            N/A

10.iii.2              The IT Group, Inc. Executive Bonus Plan effective November 17, 1998
                      (incorporated by reference to the Company's Annual Report on Form 10-K for
                      the transition period ended December 25, 1998)                                           N/A

10.iii.3              Form of Bonus Agreement pursuant to The IT Group, Inc. Executive Bonus Plan
                      (incorporated by reference to the Company's Annual Report on Form 10-K for
                      the year ended December 31, 1999)                                                        N/A

10.iii.4              Form of Loan Agreement pursuant to The IT Group, Inc. Executive Stock
                      Ownership Program (incorporated by reference to the Company's Annual Report
                      on Form 10-K for the year ended December 31, 1999)                                       N/A

10.iii.5              Form of Promissory Note pursuant to The IT Group, Inc. Executive Stock
                      Ownership Program (incorporated by reference to the Company's Annual Report
                      on Form 10-K for the year ended December 31, 1999)                                       N/A

10.iii.6              Form of Loan Agreement pursuant to The IT Group, Inc. Executive Stock Ownership
                      Program (incorporated by reference to the Company's Annual Report on Form 10-K for
                      the year ended December 29, 2000)                                                        N/A

10.iii.7              Form of Promissory Note pursuant to The IT Group, Inc. Executive Stock Ownership
                      Program (incorporated by reference to the Company's Annual Report on Form 10-K for
                      the year ended December 29, 2000)                                                         N/A

23.2                  Consent of Ernst & Young LLP, independent auditors                                         25

24.1                  Power of Attorney (included on the signature page of this registration
                      statement)                                                                               N/A


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